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                                                                EXHIBIT 3.1
                                                                EXHIBIT A

                              RESTATED AND AMENDED

                           ARTICLES OF INCORPORATION

                                       OF

                             AVONDALE INCORPORATED


                                   Article I
                                      Name

        The name of the Corporation is Avondale Incorporated.

                                   Article II
                                Authorized Stock

        (a) Authorized Classes and Numbers of Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is 115,000,000 shares, consisting of 100,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common"), 5,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The Class A Common and the Class B Common are referred to herein collectively as the "Common Stock." Notwithstanding the foregoing, with respect to the Class B Common, the Corporation is only authorized to issue (i) 3,915.76192 shares of Class B Common to G. Stephen Felker ("Felker"), and, (ii) in the case of the issuance of shares of Class B Common as a dividend or other distribution or in connection with a subdivision of the outstanding shares of Class B Common, shares of Class B Common (A) to Felker in connection with such dividend or subdivision, or (B) in the event Felker or a "Permitted Transferee" (as defined in paragraph (b)(5) of this Article II) has sold, pledged, assigned, transferred, given or otherwise disposed of (in any such case a "Transfer") any shares of Class B Common to a Permitted Transferee, to such Permitted Transferee in connection with such dividend or subdivision.

        (b) Common Stock. The following is a statement of the designations and the powers, preferences and rights in respect of the Common Stock.

                (1)     Identical Rights.  Except as expressly provided in this
        Article II and as otherwise required by law, all shares of Class A Common and Class B Common shall rank equally, share ratably and be identical in all respects as to all

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        matters and shall entitle the respective holders thereof to the same rights and privileges.

                (2) Dividends. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation; provided, however, that, with respect to any dividend or other distribution of cash or property on any class of Common Stock, holders of shares of Class A Common and Class B Common shall be entitled to share equally on a per share basis in such dividends; provided, further, however, with respect to any dividends or other distributions payable in shares of Common Stock (including any stock splits or subdivisions of stock payable in shares of Common Stock), such dividends or other distributions shall be at the same rate per share of Common Stock, provided that, in payment of such dividend or other distribution, holders of Class A Common shall receive shares of Class A Common and holders of Class B Common shall receive shares of Class B Common. If the Corporation shall in any manner subdivide or combine the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined so the numbers of outstanding shares of each class of Common Stock bear the same ratio to one another as before such subdivision or combination.

                (3) Voting Rights. Except as otherwise provided by law and these Restated and Amended Articles of Incorporation, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders or outstanding shares of Class A Common and Class B Common shall vote together as a single class. With respect to all such matters upon which shareholders are entitled to vote or give consent, each holder of Class A Common shall be entitled to one (1) vote (in person or by proxy) for each share of Class A Common so held, and each holder of Class B Common shall be entitled to twenty (20) votes (in person or by proxy) for each share of Class B Common so held. Notwithstanding the foregoing or any other provision of these Restated and Amended Articles of Incorporation, the holders of outstanding shares of Class A Common shall be entitled to vote or give consent as a single class on any proposed amendment to the powers, preferences and rights of the Class B Common or the last sentence of paragraph (a) of this Article II; provided, however, that with respect to any such vote or consent, each holder of Class B Common shall be entitled to vote with such holders of


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        Class A Common and shall be entitled to one (1) vote for each share of
        Class A Common that would be issuable to such holder upon the conversion under this Article II of each share of Class B Common held by such holder on the record date for the determination of shareholders entitled to vote; provided, further, however, that with respect to any such vote or consent, if the Corporation (or any shareholder or shareholders thereof) has not completed an initial public offering of the Class A Common, the affirmative vote of the holders of two-thirds of the outstanding voting power of the Class A Common (with the holders of the Class B Common voting together with the holders of the Class A Common as set forth in the immediately preceding proviso of this paragraph (b)(3)) shall be required to approve any such proposed amendment.

                (4) Optional Conversion Rights. Subject to the terms of this Article II, any holder of Class B Common shall have the right, as its option at any time, to convert each share of Class B Common into one share of Class A Common. The rights of conversion herein provided shall be exercised by any holder of Class B Common by giving written notice that such holder elects to convert a stated number of shares of Class B Common and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Class B Common) at any time during the usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Class A Common shall be issued in accordance with paragraph (b)(7) of this Article II.

                (5) Automatic Conversion. Each share of Class B Common shall automatically convert, without any act or further action on the part of the Corporation or any other person, into one share of Class A Common upon the Transfer of such share of Class B Common to any party other than a "Permitted Transferee." For purposes of these Restated and Amended Articles of Incorporation, a Permitted Transferee shall include (i) Felker's spouse or widow and his natural and adopted children, (ii) any trust existing solely for the benefit of any of the persons specified in clause (i) (for purposes of this paragraph (b)(5), a trust shall be deemed to exist solely for the benefit of such person or persons in clause (i) for such period of time as no other person has a current right to receive the income from or the principal of such trust, and, as of the time any other person (other than a person specified in clause (i)) has such right, each share of Class B Common held by such trust shall automatically convert into one share of Class A Common in accordance with


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       this paragraph (b)(5)), or (iii) upon Felker's death, his estate or any executor, administrator, conservator or other legal representative of Felker. The conversion ratio set forth in this paragraph (b)(5) and in paragraph (b)(4) shall be equitably adjusted in the event of any recapitalization, subdivision or combination of any outstanding Class A Common or Class B Common.

               Notwithstanding anything to the contrary set forth herein, any holder of Class B Common may pledge such holder's shares of Class B Common may pledge such holder's shares of Class B Common to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action (including, without limitation, any attempt to exercise voting rights) by the pledgee (other than a pledgee who is a Permitted Transferee), such pledged shares of Class B Common shall convert automatically, without any act or further action on the part of the Corporation or any other person, into shares of Class A Common as provided in this paragraph (b)(5); provided, however, that if within five business days after such foreclosure or similar action such converted shares are returned to the pledgor, such shares shall convert automatically, without any further action on the part of the Corporation or any other person, into shares of Class B Common.

               (6) Notice of Conversion. Until such time as the Corporation (or any shareholder or shareholders thereof) completes an initial public offering of the Class A Common, upon the conversion of any shares of Class B Common into shares of Class A Common pursuant to this Article II, the Corporation shall promptly (but in any case within thirty (30) days) give notice thereof by first class mail, postage prepaid, to each holder of Class A Common.

               (7) Issuance of Certificates Upon Conversion. Promptly after the receipt of the written notice referred to in paragraph (b)(4) of this
       Article II or the occurrence of an event giving rise to automatic conversion pursuant to paragraph (b)(5) of this Article II and surrender of the certificate or certificates for the shares of Class B Common being converted together with any necessary transfer tax stamps or funds therefor, the Corporation shall issue and deliver, or cause to be issued and delivered, to such holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent the event giving rise to such conversion shall involve a Transfer, a certificate or certificates for the number of whole shares of Class A Common issuable upon the conversion



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       of such shares of Class B Common.  To the extent permitted by law, other than as set forth in paragraph (5) of this Article III, such conversion shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class B Common shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               (8) Reservation of Shares. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common hereunder, such number of shares of Class A Common as shall be issuable upon conversion of all outstanding shares of Class B Common; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common by delivery of purchased shares of Class A Common which are held in the treasury of the Corporation. If any shares of Class A Common required to be reserved for purposes of conversion hereunder require registration with or approval by any governmental authority under federal or state law, or listing or inclusion in any securities exchange or exchanges or national market system providing for the listing or trading of such shares, before such shares of Class A Common may be issued upon conversion, the Corporation will cause such shares to be duly registered, approved or listed, as the case may be. All shares of Class A common that shall be issued upon conversion of shares of Class B Common will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable, free from all taxes, liens and charges arising out of or by reason of the issue thereof and not subject to any preemptive rights. Any shares of Class B Common that have been converted into Class A Common at any time pursuant to the provisions of this Article II shall, after such conversion, be retired and cancelled and shall not be reissued, except as provided in the proviso to the last sentence of paragraph (b)(5).

               (9) Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed, the remaining assets of the Corporation shall be


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       distributed ratably to the holders of Class A Common and Class B Common, as a single class, in proportion to the number of shares held by them.

               (10) Reorganization, Consolidation or Merger. In the event of a reorganization, consolidation or merger of the Corporation, each holder of a share of Common Stock shall be entitled to receive the same kind and amount of consideration (whether consisting of cash, property or securities) entitled to be received by each other holder of a share of Common Stock, regardless of whether such share of Common Stock is a share of Class A Common or Class B Common.

               (11) Treasury Stock. Shares of Class A Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

               (12) Class B Common Legend. Each certificate issued by the Corporation representing shares of Class B Common shall bear, in addition to any other legends required by law, the following legends:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE "GEORGIA ACT"), IN RELIANCE UPON THE EXEMPTION CONTAINED IN
               SECTION 10-5-9(13) OF THE GEORGIA ACT, AND HAVE NOT BEEN REGISTERED UNDER ANY OTHER STATE SECURITIES LAWS OR THE SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"). THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, NOR WILL ANY ASSIGNEE OR TRANSFEREE THEREOF BE RECOGNIZED BY THE CORPORATION AS HAVING ANY INTEREST IN SUCH SHARES, UNLESS SUCH SHARES ARE THE SUBJECT OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE GEORGIA ACT, THE FEDERAL ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE TRANSACTION BY WHICH SUCH SHARES WILL BE OFFERED FOR SALE, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS OR LAWS OR IS OTHERWISE IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACTS OR LAWS.



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                THESE SECURITIES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER
                SET FORTH IN THE RESTATED AND AMENDED ARTICLES OF INCORPORATION OF AVONDALE INCORPORATED A COPY OF SUCH CERTIFICATE OF INCORPORATION IS ON FILE WITH THE SECRETARY OF AVONDALE INCORPORATED.

        (c) Preferred Stock. The Board of Directors is hereby authorized, subject to limitations prescribed by law or the provisions of this Article II, by filing articles of amendment pursuant to the applicable law of the State of Georgia, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers and preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

                (1) The number of shares constituting that series and the distinct designation of that series;

                (2) The dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

                (3) Wether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

                (5) Whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

                (6) Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;


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                (7)     The rights of the shares of that series in the event of
        voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                (8) Any other relative rights, preferences and limitations of that series.


                                 ARTICLE III
                              BOARD OF DIRECTORS

        Upon the filing of these Restated and Amended Articles of Incorporation, the new Board of Directors of the Corporation shall consist of eleven (11) members, but the number may be increased or decreased in the manner provided in the Bylaws of the Corporation. The names and mailing addresses of the persons who are to serve as the new directors of the Corporation upon the filing of these Restated and Amended Articles of Incorporation are:

                                G. Stephen Felker
                                Avondale Incorporated
                                506 South Broad Street
                                Monroe, Georgia  30655

                                Richard H. Monk, Jr.
                                Avondale Mills, Inc.
                                900 Avondale Avenue
                                Sylacauga, Alabama  35150

                                Jack R. Altherr, Jr.
                                Avondale Incorporated
                                506 South Broad Street
                                Monroe, Georgia  30655

                                Paul R. Crotty
                                MetLife
                                200 Park Avenue
                                MetLife Building, 21st Floor
                                New York, New York  10166

                                Robert B. Calhoun
                                The Clipper Group, L.P.
                                55 East 52nd Street
                                Park Avenue Plaza
                                New York, New York  10055

                                Harry C. Howard
                                22 Cherokee Road, N.W.
                                Atlanta, Georgia  30305


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                                Kenneth H. Callaway
                                2 Olive Street
                                Newnan, Georgia  30263

                                C. Linden Longino, Jr.
                                Trust Company Bank
                                25 Park Place, N.E.
                                Center Code 210
                                Atlanta, Georgia  30303

                                Hansford Sams, Jr.
                                222 East Parkwood Rd.
                                Decatur, Georgia  30030

                                John P. Stevens
                                Wachovia Bank of Georgia, N.A.
                                191 Peachtree Street, N.E.
                                Atlanta, Georgia  30303-1757

                                John F. Maypole
                                157 Lake Drive
                                Mountain Lakes, New Jersey  07046


                                   ARTICLE IV
                               DIRECTOR LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liabilities, if any, that the Georgia Business Corporation Code as in effect from time to time expressly provides may not be limited or eliminated. Neither the amendment or repeal of this Article IV nor the adoption of any provision of these Restated and Amended Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a Director of the Corporation existing immediately prior to such amendment, repeal or adoption.

                                   ARTICLE V
                               PREEMPTIVE RIGHTS

        No holder of shares of any class of the capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights, or securities to any holders of the shares of any class of capital stock of the Corporation.


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                                  Article VI
                             Amendment of Bylaws

        Notwithstanding any provision of the Bylaws of the Corporation and notwithstanding that some lesser percentage may be permissible under applicable law, the shareholders of the Corporation shall not amend, modify or repeal, or adopt any provision inconsistent with, Section 5 of Article II of the Bylaws of the Corporation unless approved by the prior consent of the holders of at least 75% of the outstanding voting power of the Class A Common and Class B Common voting together as a single class, given in person or by proxy, either in writing or at a regular meeting or special meeting called for that purpose.
The Board of Directors of the Corporation shall not be permitted to amend, modify or repeal, or to adopt any provision inconsistent with, Section 5 of the Bylaws of the Corporation.

        This Article VI shall terminate and be of no further force or effect on the earlier of (a) the date on which the First Boston Parties and MILP (both as defined in the Shareholders/Registration Rights Agreement dated August 9, 1993 among the Corporation and certain other parties) together cease to own an aggregate of at least 10% of the outstanding Class A Common (treating for purposes of such computation outstanding shares of Class B Common as outstanding shares of Class A Common) or (b) the date on which the Corporation (or any shareholder or shareholders thereof) completes an initial public offering of the Class A Common.

                                  Article VII
                             Board Consideration of
                              Other Constituencies

        In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation and its shareholders, may consider the interest of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision solely grants discretionary authority and no constituency shall be deemed to have been given any right to consideration hereby.


                                  Article VIII
                          Registered Office and Agent

        The address of the Corporation's registered office in the State of Georgia is located in Walton County at 506 South Broad


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Street, Monroe, Georgia 30655.  The name of its registered agent at such address is Mr. Jack R. Altherr, Jr.


                                  Article IX
                             Address of Corporation

      The mailing address of the principal office of the Corporation is P.O. Box 1109, Monroe, Georgia 30655.




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        IN WITNESS WHEREOF, these Restated and Amended Articles of incorporation, as Exhibit A to the Certificate of Merger filed with the Secretary of State of the State of Georgia to which they are attached, have been signed as of this 27th day of August, 1993.


                                        WALTON MONROE MILLS, INC.


                                        By: /s/ G. Stephen Felker
                                           ------------------------------------

                                        Title:  Chairman, President, CEO
                                              ---------------------------------


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